Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES NEW CREDIT AGREEMENT

The credit agreement has a term of five years

Minneapolis, Minnesota - December 13, 2023 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a U.S.-based global pioneer fueling the future of sustainable, plant-based foods and beverages, today announced that on December 8, 2023, the Company entered into a new $180 million term loan credit facility (the "New Term Loan Credit Facility") and a new $85 million revolving credit facility (the "New Revolving Credit Facility") (collectively, the "New Credit Facilities"). The proceeds of the New Term Loan Credit Facility and the proceeds of a drawing of the New Revolving Credit Facility were used to repay in full the amounts owing under the Company's existing credit agreement and to repay and terminate certain capital lease obligations. The New Credit Facilities, which have a term of five years, replace the Company's existing credit agreement.

"We are very pleased with the results of our refinancing. The credit facilities were oversubscribed and we appreciate the continued support of the syndicate of five banks," said Greg Gaba, Chief Financial Officer of SunOpta. "With the divestiture of the Frozen Fruit business, our working capital needs have been significantly reduced and this refinancing, including the extended term, has significantly improved our flexibility and strengthened our balance sheet, providing a structure that is firmly aligned with the future capital needs of our business."

Bank of America, N.A. is administrative agent, JPMorgan Chase Bank, N.A. acted as syndication agent, and BOFA Securities, Inc. and JPMorgan Chase Bank, N.A. acted as joint lead arrangers and joint bookrunners.

About SunOpta Inc.

SunOpta (Nasdaq:STKL) (TSX:SOY) is a U.S.-based, global pioneer fueling the future of sustainable, plant-based food and beverages. Founded more than 50 years ago, SunOpta manufactures natural, organic and specialty products sold through retail and foodservice channels. SunOpta operates as a manufacturer for leading natural and private label brands, and also proudly produces its own brands, including SOWN ®, Dream®, and West LifeTM. For more information, visit www.sunopta.com and LinkedIn.

Contacts:

Investor Relations:

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Media Relations:

Konnect Agency

213-988-8344

sunopta@konnectagency.com

Source: SunOpta Inc.